Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

Grayson Services, Inc., and RMR Energy Resources

AS SELLER

AND

CSI Energy, Inc.,

(a wholly-owned subsidiary of Consolidation Services, Inc.)

AS PURCHASER

Executed on October 15, 2010

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EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Properties
Exhibit A-2	Excluded Equipment
Exhibit B	Conveyance
Exhibit C	Form of Employment Contract
Exhibit D	Form of Transition Agreement
Exhibit E	Form of Escrow Agreement
Schedule 1.2(d)	Contracts
Schedule 1.2 (e)	Surface Contracts
Schedule 1.2(h)	Excluded Files
Schedule 1.3(d)	Bonds and Permits
Schedule 2.3	Allocated Value
Schedule 3.3 (e)	Contested Taxes
Schedule 3.3 (f)	Contested Mechanic and Materialman Liens
Schedule 5.7	Litigation
Schedule 5.8	Taxes and Assessments
Schedule 5.9	Outstanding Capital Commitments
Schedule 5.10	Undisclosed Material Liabilities
Schedule 5.14	Compliance With Laws
Schedule 5.15 (a)	Contested Costs
Schedule 5.15 (b)	Other Contracts
Schedule 5.16	Payments For Production
Schedule 5.17	Gas Imbalances
Schedule 5.18	Governmental Authorizations
Schedule 5.19	Preferential Rights & Consents to Assign
Schedule 5.22	Payout Balances
Schedule 5.26	Employees and Independent Contractors
Schedule 5.29	Other Property
Schedule 5.30	Leases
Schedule 5.31	Well Status
Schedule 5.32	Suspense Funds
Schedule 7.5	Operation of Business
Schedule 9.4 (c)	Seller’s Wiring Instructions

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), is executed on October 15, 2010,  by and between Grayson Services, Inc, a California corporation and RMR Energy Resources, a California General Partnership (hereinafter together referred to as “Seller”) and CSI Energy, Inc. a Nevada corporation (“Purchaser”).

RECITALS:

A.           Seller owns various oil and gas properties and other assets related thereto, including pipelines, either of record or beneficially.

B.           Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

C.           Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Article 13 hereof.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1                      Purchase and Sale.

(a)           At the Closing (as defined in Section 9.1(a) below), and upon the terms and subject to the conditions of this Agreement, effective as of the Effective Date (as defined below), Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets (as defined in Section 1.2).

(b)           Effective Date of the Sale. The parties hereto agree that the purchase and sale of the Assets shall be accounted for as if such transaction had occurred prior to the opening of business on December 1, 2010 (the “Effective Date”) regardless of when the Closing in fact occurs. The Purchaser shall realize any operating profit or loss from the operation of the Assets after the Effective Date. Accordingly, the Seller agrees to consult the Buyer on any material issues or contracts which relate to a period of time between the Effective Date and the Closing. Furthermore, the Seller agrees not to enter into any new capital obligations or capital expenditures which relate to the Assets prior to the Closing Date.

Section 1.2                      Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, excluding, however, the Excluded Assets (as defined in Section 1.3):

(a)           All of the oil and gas leases; oil, gas and mineral leases; subleases and other leaseholds; carried interests; mineral fee interests; farmout rights; options; and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions as may be set forth on Exhibit A or in such documents (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases, the lands covered by the Leases or the Lands pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)           All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A-1 attached hereto (the “Wells”);

(c)           All Leasehold interests of Seller in or to any pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”, such Units together with the Leases, Lands and Wells, or in cases when there is no Unit, the Leases together with the Lands and Wells, being hereinafter referred to collectively as the “Properties” and individually as a “Property”), and including all interest of Seller in production from any such Unit, whether such Unit production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d)           Seller’s interest in, to and under or derived from all contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, condensate, gas, casinghead gas and processing agreements (as identified on Schedule 1.2 (d) and hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments (identified on Schedule 1.2(d)) to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases;

(e)           All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use primarily in connection with the Properties (as identified on Schedule 1.2(e)), excluding any permits and other appurtenances (identified on Schedule 1.2(e)) to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7.

(f)           All equipment, machinery, fixtures,  and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities, but excluding the items expressly identified on Exhibit A-2 (subject to such exclusions, the “Equipment”);

(g)           All oil, gas, condensate, and other minerals produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time (as defined below) (including any  oil quantities below the sales line connections of oil sale stock tanks) and all oil, gas, and condensate imbalances with co-owners and/or  pipelines and all make-up rights with respect to take-or-pay payments;

(h)           Except as identified on Schedule 1.2(h), all lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; reserve studies and evaluations; and all other data and maps related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7, (ii) computer software (iii) work product of Seller’s legal counsel (other than title opinions); (iv) all accounting data and corresponding books and records (the “Records”) related to the Assets relating to the period prior to the Effective Time, provided, however, that Seller may retain the originals of such files and other records as Seller has determined may be required for litigation, Tax, accounting, and auditing purposes and provide Purchaser with copies thereof;

(i)           All contracts and agreements relating to those employees and/or independent contractors of Seller employed in connection with the Assets (“Personnel”) as set forth on Schedule 5.26;

(j)           All rights Seller may now have or later acquire to claim any ERCs associated with, and any other credits or allowances (including any tax credits or allowances) relating to, Purchaser’s production of GHGs from the Assets and the sale or use of such GHGs in lieu of venting such GHGs to the atmosphere or otherwise disposing of or using such gases (the “ERC Rights”); and

(k)           All rights Seller may now have or later acquire to claim any tax credits relating to exploration and production of oil and gas conducted subsequent to the Effective Time with respect to the Assets.

Section 1.3                      Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include (collectively, the “Excluded Assets”):

(a)           the items expressly identified on Exhibit A-2;

(b)           all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(c)           all rights relating to the existing claims and causes of action described in part (c) of Schedule 5.7 hereto and any unknown claims and causes of action relating to the Assets and accruing prior to the Effective Time, except for those relating to the liabilities that are expressly assumed by Purchaser hereunder;

(d)           Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations and security deposits used in the conduct of Seller’s business generally as reflected in Schedule 1.3(d) provided Purchaser has a reasonable time period to replace same to avoid any interruption of Seller’s business; and

(e)           all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time.

(f)           all hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such hydrocarbons, and all hydrocarbons in sales stock tanks on the Effective Time;

(g)           claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets;

(h)           all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time provided Purchaser has a reasonable time period to replace same to avoid any interruption of Seller’s business;

Section 1.4                      Effective Time; Proration of Costs and Revenues.

(a)           The Effective Time of the sale shall be 7:00 AM, Pacific Time, on the date of the Closing.  Possession of the Assets shall be transferred from Seller to Purchaser at the Closing

Section 1.5                      Delivery and Maintenance of Records; Preparation of Financial Statements.

(a)           Seller shall deliver the Records to Purchaser upon Closing.  Seller may retain original Records of those items set forth in Section 1.2(h) and/or copies of any Records, at the sole discretion of Seller.

(b)           Purchaser, for a period of one (1) year following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense and (iii) provide Seller, its Affiliates, and its and their officers, employees and legal counsel with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 11.2 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser and information subject to an applicable confidentiality restriction in favor of third parties) for review and copying at Seller’s expense and to Seller’s and its Affiliates’ employees for the purpose of discussing any such claim.

(c)           Seller shall have delivered to Purchaser prior to execution of this Agreement unaudited financial statements of the Seller together with the related notes and schedules related to the Assets for the three year period ended December 31, 2009, as well as all accounting data related to the Assets from January 1, 2010 up to the Effective Time (collectively, the “Financial Statements”).

The Seller and its principals agree to assist and participate in any audit or review of the Financial Statements by the Purchaser at the Purchaser’s expense.  The Seller believes that the Financial Statements can be audited by a certified public accountant and present fairly in all material respects the financial condition and results of operations, retained earnings, shareholders’ equity and cash flows related to the Assets at the respective dates and for the periods referred to therein, all in accordance with GAAP.

(d)           The Seller has no reason to believe that the Seller’s internal controls and procedures would prevent the Purchaser from complying with Section 404(a) of The Sarbanes-Oxley Act of 2002, subject to Purchaser’s auditors having access to Seller’s Records to confirm this representation.

ARTICLE 2

PURCHASE PRICE

Section 2.1                      Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be Thirty-Five Million Dollars ($35,000,000), adjusted as provided in Section 2.2 (the “Adjusted Purchase Price”).

Section 2.2                      Adjustments to Purchase Price.

The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:

(a)           Reduced in accordance with Section 3.5, by an amount equal to the Allocated Value of those Properties (i) with respect to which preferential purchase rights have been exercised prior to Closing or the time for exercising any such right has not expired as of Closing or (ii) that cannot be transferred at Closing due to unwaived requirements for consent to the assignments contemplated hereby;

(b)           Reduced as a result of Title Defects for which the Title Defect Amount has been determined by the Title Defect Amount in accordance with Section 3.4;

(c)           Reduced by any amount agreed upon by Purchaser and Seller pursuant to Section 4.4(a) regarding certain environmental matters, and the Allocated Value of any Property retained by Seller pursuant to Section 4.4(b); and

(d)           Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets that are paid by Seller and incurred at or after the Effective Time.

The adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

Section 2.3                      Allocation of Purchase Price.

Concurrent with the execution of this Agreement, Purchaser and Seller will agree upon an allocation of the unadjusted Purchase Price among each of the Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder.  Such allocation of value shall be attached to this Agreement as Schedule 2.3.  The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.3, increased or decreased as described in Section 2.2.  Any adjustments to the Purchase Price other than the adjustments provided for in Sections 2.2(a), 2.2(b) and 2.2(c) shall be applied on a pro rata basis to the amounts set forth on Schedule 2.3 for all Assets.  After all such adjustments are made, any adjustments to the Purchase Price pursuant to Sections 2.2(a), 2.2(b) and 2.2(c) shall be applied to the amounts set forth in Schedule 2.3 for the particular affected Assets.  After Seller and Purchaser have agreed on the Allocated Values for the Assets, Seller will be deemed to have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.  Seller and Purchaser agree (i) that the Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to government authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.  Purchaser and Seller further agree that, on or before the Closing Date, they will mutually agree in writing as to the further allocation of the Allocated Values included in Schedule 2.3 as to the relative portion of those values attributable to leasehold costs and depreciable equipment.

Section 2.4                      Deposit; Escrow.

(a)           At the Closing Purchaser shall deposit into an interest bearing  Mahaffey & Associates (“Escrow Agent”) escrow account opened for this purpose (“Escrow”), as part of the Purchase Price, an account equal to $1,750,000, or five percent (5%) of the Purchase Price (the “Escrowed Funds”).

(b)           Upon the Closing, the Escrow Agent shall withhold from paying the Escrowed Funds to the Seller which shall now serve as the “Cash Escrow Amount.”  The Cash Escrow Amount shall be held in escrow by the Escrow Agent pursuant to, and released from escrow in accordance with, the provisions of this Agreement and the escrow agreement to be entered into at the Closing by and among the Seller, the Purchaser and the Escrow Agent, substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”).  The Cash Escrow Amount is held by the Escrow Agent as security against the payment and performance of the Seller’s obligations with respect to (i) reductions in the Purchase Price pursuant to Section 3.4(c) and (ii) the indemnification provisions of Article 11.

(c)           Release of Cash Escrow Amount from Escrow.  In  the event it is finally determined in accordance with Section 3.4 that no adjustment to the Purchase Price is required, then the Escrow Agent shall promptly release one-half ($875,000) of the Cash Escrow Amount to the Seller in accordance with the terms and conditions of the Escrow Agreement.  The remaining one-half ($875,000) shall remain in Escrow as security for the Seller’s obligations with respect to the indemnification provisions of Article 11.

ARTICLE 3

TITLE MATTERS

Section 3.1                      Seller’s Title.

(a)           Seller represents and warrants that Seller's title to the Assets as of the Effective Time is (and as of the Closing shall be) Defensible Title (as defined below).

(b)           If on or before the Title Claim Date, Purchaser discovers a Title Defect, then Purchaser shall have the right to adjustments to the Purchase Price as set forth in, and subject to the provisions of, this Article 3.

(c)           The conveyance to be delivered by Seller to Purchaser at the Closing shall be substantially in the form of Exhibit B hereto (the “Conveyance”).

Section 3.2                      Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means that title of Seller which, subject to Permitted Encumbrances:

(a)           Entitles Seller to receive a share of the oil, gas and other associated minerals produced, saved and marketed from any Unit or Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of oil and gas) (a “Net Revenue Interest”), of not less than the “Net Revenue Interest” share shown in Exhibit A-1 for such Unit or Well, except as otherwise stated in such Exhibit A-1;

(b)           Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Unit or Well not greater than the “working interest” shown in Exhibit A-1; and

(c)           Is free and clear of liens and encumbrances.

Section 3.3                      Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances”, except as otherwise stated in the conveyance instrument attached as Exhibit B herein, means any or all of the following:

(a)           Royalties, nonparticipating royalty interests, net profits interests and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

(b)           All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate:  (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, and (ii) materially detract from the value of or materially interfere with the use or ownership of the Assets;

(c)           Subject to compliance with Sections 3.5 and 7.7, preferential rights to purchase the Assets;

(d)           Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

(e)           Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected in Schedule 3.3(e);

(f)           Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected in Schedule 3.3(f);

(g)           All rights to consent, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets if they are not required prior to the sale or conveyance;

(h)           Rights of reassignment arising upon final intention to abandon or release all or any part of the Assets;

(i)           Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate:  (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, and (ii) materially detract from the value of or materially interfere with the use or ownership of the Assets;

(j)           Calls on production under existing Contracts;

(k)           All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)           Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;

(m)           Any matters shown on Exhibit A-1; and

(n)           Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest.

Section 3.4                      Notice of Title Defects Defect Adjustments.

(a)           To assert a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) within forty-five (45) days following the Closing Date (the “Title Claim Date”), except as otherwise provided under Sections 3.5 or 3.6.  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units or Wells affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Values of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of each Title Defect Property are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based.  Except for claims arising from a breach of Seller’s obligations under Section 7.5 (vi) and Purchaser’s rights under the Conveyance, Purchaser shall be deemed to have waived all Title Defects of which Seller has not been given notice on or before the Title Claim Date.  The failure of a Title Defect Notice to contain item nos. 3.4 (a) (i) through (v) shall render such notice ineffective.

(b)           Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Title Defects of which it has been advised by Purchaser, during a period ending on the later of (i) ninety (90) days after the Closing Date or (ii) the 90th day after the existence of a Title Defect has been determined (the "Cure Period") .

(c)           Remedies for Title Defects.

In the event that any Title Defect is not waived by Purchaser or cured on or before Cure Period, Seller shall, at its sole election, elect to:

(i)           reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(d) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that if such Title Defect is the result of a discovery by Purchaser that Seller owned, as of the Effective Time, a Net Revenue Interest in a Property that is less than the Net Revenue Interest set forth on Exhibit A-1, then Purchaser and Seller agree that the proportion of reduction to the Purchase Price shall be equal to the product of the Allocated Value of such Property and the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

(ii)           retain the Property that is associated with such Title Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property; or

(iii)           terminate this Agreement pursuant to Article 10, but only in the event the aggregate sum of the Title Defects and any other defects listed in the Title Defect Notice exceeds ten percent (10%) of the Purchase Price.

In the event that Seller elects to proceed under Section 3.4(c)(i) and Purchaser and Seller have failed to agree by Closing on the proportionate reduction of the Allocated Value of the affected Property, or the dollar amount of the reduction to the Purchase Price (which agreement Purchaser and Seller shall use good faith efforts to reach), Seller shall then elect to proceed with respect to such Title Defect.

If the Title Defect is a result of a discovery by Purchaser after the Effective Time, then Purchaser shall deliver notice of such Title Defect to the Sellers and the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement a form of which is attached hereto as Exhibit E.  The Title Defect Amount shall be paid by the Escrow Agent to the Purchaser from the Cash Escrow Amount.

(d)           The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)           if Purchaser and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)           if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest or percentage stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest or percentage ownership decrease and the denominator of which is the Net Revenue Interest or percentage ownership stated on Exhibit A-1;

(iv)           if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(v)           if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest or percentage stated on Exhibit A-1, and an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property, then the Title Defect Amount shall be determined by applying both of subsections (iii) and (iv) to such Title Defect, without duplication; and

(vi)           notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(vii)           Title Basket Value.  Notwithstanding the foregoing, no Defect Value shall be paid by Seller to Purchaser unless the aggregate amount of the Defect Values exceeds $50,000.00 (“Title Basket Value”), in which case the Defect Value shall be the aggregate amount of all Defect Values (including the first $50,000 of Defect Values).

Section 3.5                      Consents to Assignment and Preferential Rights to Purchase.

Seller shall, except as stated in the conveyance instrument attached as Exhibit B  promptly prepare and send (i) notices to the holders of any required consents to assignment of any Assets requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase any Asset requesting waivers of such preferential rights to purchase.  The consideration payable under this Agreement for any particular Assets for purposes of preferential purchase right notices shall be the Allocated Value for such Assets.  Seller shall cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing.  Purchaser shall cooperate with Seller in seeking to obtain such consents and waivers of preferential rights.

(a)           Seller shall notify Purchaser in writing at least five (5) Business Days prior to Closing of all required third-party consents to the assignment of the Assets to Purchaser which have not been obtained and the Assets to which they pertain.  In no event shall there be included in the Conveyances at Closing any Asset subject to a consent requirement that provides that transfer of the Asset without consent will result in a termination or other material impairment of any rights in relation to such Asset.  In cases where the Asset subject to such a requirement is a Contract and Purchaser is assigned the Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived consent requirement, Seller shall continue after Closing to use commercially reasonable efforts to obtain such consent so that such Contract can be transferred to Purchaser upon receipt of such consent and Purchaser shall withhold an allocation of the purchase price (“Allocated Amount”) until receipt of such consent. In cases where the Asset subject to such a requirement is a Property and the third-party consent to the sale and transfer of the Property is not obtained prior to the Closing Date, Purchaser may elect to treat the unsatisfied consent requirement as a Title Defect by giving Seller notice thereof in accordance with Section 3.4(a), except that such notice must be given at least ten (10) days prior to the Closing Date.  If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 3.4 is subsequently satisfied prior to the date of the final adjustment to the Purchase Price under Section 9.4(b), Seller shall be paid the amount of the previous reduction in the Purchase Price and the provisions of this Section 3.5 shall no longer apply.

(b)           If any preferential rights to purchase any Properties are exercised prior to Closing, those Properties transferred to a third party as a result of the exercise of such preferential rights shall be treated as if subject to a Title Defect resulting in the complete loss of title and the Purchase Price shall be reduced under Section 2.2(a) by the Allocated Value for such Property.  Seller shall retain the consideration paid by the third party; provided, however, the Allocated Value for such Property may not be used in meeting the deductible provided for above.

Section 3.6                      Casualty or Condemnation Loss.

(a)           Subject to the provisions of Sections 8.1(f) and 8.2(e) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking, Purchaser shall elect by written notice to Seller prior to Closing either (i) to have Seller cause the Assets affected by any casualty or taking to be repaired or restored prior to Closing to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date, unless otherwise agreed to by the parties), or (ii) unless such casualty or taking is waived by Purchaser, to exclude the affected Property from the Assets and reduce the Purchase Price by the Allocated Value thereof.  In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(b)           Notwithstanding anything to the contrary in this Section 3.6, the Casualty or Condemnation Loss (as described herein) upon any Property shall not exceed the Allocated Value of the Property.

Section 3.7                      Limitations on Applicability.

The rights of Purchaser under Section 3.1(b) shall terminate as of the Title Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice on or before the Title Claim Date.  Thereafter, except for claims arising from a breach of Seller’s obligations under Section 7.5(vii) and Purchaser’s rights under the Conveyance, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arise under, this Article 3.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1                      Assessment.

Prior to Closing, Purchaser may, at its option, cause a Phase I environmental assessment (the “Assessment”) of all or any portion of the Assets to be conducted by a reputable environmental consulting or engineering firm (the “Environmental Consultant”).  The Assessment shall be conducted at the sole risk, cost and expense of Purchaser, and Purchaser shall indemnify and defend Seller from and against any and all Losses arising from the performance of the Assessment as provided for in Section 7.6.

Section 4.2                      NORM.

Purchaser acknowledges the following:

(a)           The Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the Assets.

(b)           Equipment and sites included in the Assets may contain asbestos, hazardous substances, or NORM.

(c)           NORM may affix or attach itself to the inside of Wells, materials, and Equipment as scale, or in other forms.

(d)           The Wells, materials, and Equipment located on the Properties or included in the Assets may contain NORM and other wastes or hazardous substances.

(e)           NORM containing material and other wastes or hazardous substances may have come in contact with the soil.

(f)           Special procedures may be required for the remediation, removal, transportation, or disposal of soil, wastes, asbestos, hazardous substances, and NORM from the Assets.

Section 4.3                      Notice of Violations of Environmental Laws.

Purchaser shall deliver claim notices to Seller in writing (“Environmental Defect Notice”), on or before ten (10) days prior to the Closing Date (the “Environmental Claim Date”), of any environmental matters disclosed by the Assessment that Purchaser reasonably believes in good faith may constitute Environmental Liabilities including in the Environmental Defect Notice a reasonably detailed description of the specific matter that is an alleged violation of Environmental Laws.  For purposes of this Agreement, the term violation of Environmental Laws shall mean, as to any given Asset, the violation of or failure to meet specific objective requirements or standards that are clearly applicable to such Asset under applicable Environmental Laws where such requirements or standards are in effect as of the Effective Time.

Section 4.4                      Remedies for Violations of Environmental Laws.

If Seller confirms to its reasonable satisfaction that any matter described in an Environmental Defect Notice delivered pursuant to Section 4.3 constitutes a violation of Environmental Laws, then, as mutually agreed by Purchaser and Seller, Seller shall:

(a)           reduce the Purchase Price by an amount agreed upon in writing by Purchaser and Seller as being a reasonable estimate of the cost of curing such violation of Environmental Laws;

(b)           retain the Property that is associated with such Environmental Defect Notice, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property;

(c)           perform or cause to be performed prior to Closing, at the sole cost and expense of Seller, such operations as may be necessary to cure such Environmental Defect Notice;

(d)           enter into an agreement with Purchaser whereby Seller will as soon as reasonably practicable after Closing, at the sole cost and expense of Seller, perform or cause to be performed such operations as may be necessary to cure such Environmental Defect Notice; or

(e)           if applicable, terminate this Agreement pursuant to Article 10.

In the event that Seller elects to proceed under Section 4.4(a) and Purchaser and Seller have failed to agree by Closing on the reduction to the Purchase Price (which agreement Seller and Purchaser shall use good faith efforts to reach), Seller shall then proceed with respect to such matter under any of Sections 4.4(b), (c), (d) or (e).  In the event that Seller elects to proceed under Section 4.4(d) and Purchaser and Seller have failed to agree by Closing on the terms of the agreement contemplated thereby (which agreement Seller and Purchaser shall use good faith efforts to reach), Seller shall then proceed with respect to such matter under any of Sections 4.4(b), (c), or (e).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties as of the Effective Time and as of the Closing Date:

Section 5.1                      Existence and Qualification.

Seller is a corporation or a California General Partnership, both, duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified to do business where the Assets are located.

Section 5.2                      Power.

Seller has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3                      Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller and its security holders.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4                      No Conflicts.

The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation, by-laws, and other organizational documents of Seller, (ii) violate or result in breach, default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller or its Affiliates is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or any of the Assets (except for rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests), (v) subject the Assets to any preemptive rights or preferential rights of purchase by any third party; or (vi) require any filing with, notification of or consent, approval or authorization of any Governmental Body, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a Material Adverse Effect.

Section 5.5                      Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.6                      [INTENTIONALLY LEFT BLANK]

Section 5.7                      Litigation; Orders.

Except as set forth in Schedule 5.7, there is (a) no written claim, written demand, written filing or investigation, proceeding, action, suit, or other legal proceeding of any kind or nature by or before any Governmental Body, arbitrator or mediator (including any take-or-pay claims) is pending or, to Seller’s knowledge, threatened with respect to the Assets, or Seller (with respect to any of the Assets), or either of them or its predecessors-in-interest with respect to the Assets (“Predecessors”), or with respect to the ownership, operation, development, maintenance, or use of any thereof, and (b) no notice in writing or order from any Governmental Body or any other Person has been received by Seller claiming any violation of or noncompliance with any Law, including, but not limited to, any Environmental Law, with respect to the Assets (including any such Law concerning the conservation of natural resources).  In addition, there are no Orders against Seller or affecting any of its assets, that would impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.

Section 5.8                      Taxes and Assessments.

With respect to all Taxes related to the Assets, Seller warrants and represents (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed on or before the Closing Date by Seller with respect to any Taxes have been or will be timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and all Taxes reported on such Tax Returns and all Taxes otherwise due and payable with respect to the Assets have been paid.

With respect to all Taxes related to the Assets, except as set forth on Schedule 5.8, Seller further warrants and represents (a) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (b) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (c) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

Section 5.9                      Outstanding Capital Commitments.

As of the Effective Time, there were no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time, other than those shown on Schedule 5.9 hereto.

Section 5.10                      Undisclosed Liabilities.

Except (a) for the Seller Retained Liabilities, (b) as set forth in Schedule 5.10, (c) liabilities arising in the ordinary course of business since the Effective Time, (d) Permitted Liens, or (e) liabilities which, individually or in the aggregate, are not material to its Assets, there are no liabilities relating to its Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.

Section 5.11                      Insurance.

All of Seller’s material Assets are covered by self insurance or currently effective insurance policies of such types and amounts as are consistent with customary practices and standards in the Oil and Gas industry, as applicable; provided, however, that with respect to Oil and Gas in the ground, no insurance is in place.  Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under any such policies.

Section 5.12                      Intellectual Property.

Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ownership or operation of Seller’s Assets after Closing, all activities relating to its Assets, have been conducted in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent, license or other intellectual property right infringement.

Section 5.13                      Disclosure.

None of the statements, representations or warranties made by Seller in this Agreement or in any Exhibit, Schedule, Conveyance, or certificate delivered with or pursuant to this Agreement contains any untrue statement of fact or omits to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.

Section 5.14                      Compliance with Laws.

(a)           Except as disclosed on Schedule 5.14, the Assets are, and Seller’s (or its third party contractors’ or Affiliates’) operation of the Assets, which constitute all of the Assets, has been and currently have been conducted in accordance with good oil and gas industry practices and in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof.

(b)           All permits and other Governmental Authorizations (as defined in Section 5.18) applicable to the Assets are specified in the attached Schedule 5.14.

(i)           Seller, or any third-party operator of its Assets, has acquired and maintains all Governmental Authorizations from appropriate Governmental Bodies necessary to conduct any operations now being performed in compliance with all applicable Environmental Laws and other Laws;

(ii)           Seller, or any third-party operator of its Assets, is in compliance with all such Governmental Authorizations, and all such Governmental Authorizations are in full force and effect; and

(iii)           There is no Litigation or Orders pending or threatened, challenging or seeking revocation or limitation of any such Governmental Authorizations.

(c)           All plans, applications, reports, certificates and other instruments filed by the Company or any third-party operator of its Assets with any Governmental Body with respect to its Assets do not:

(i)           Contain any untrue statement of fact; or

(ii)           Omit any statement of fact necessary to make the statements therein not misleading.

Section 5.15                      Contracts.

Except as disclosed on Schedule 5.15(a), Seller has paid its share of all costs (including without limitation Property Costs) payable by it under the Leases and Contracts, except those being contested in good faith and identified on Schedule 5.15(a).  Seller is not and, to Seller’s knowledge, no other party is, in default under any Contract except as disclosed on Schedule 5.15(a) and except such defaults as would not, individually or the aggregate, have a Material Adverse Effect.  Schedule 5.15(b) sets forth all of the following contracts, agreements, and commitments (excluding Leases and Surface Contracts and other Contracts creating real property interests that are of record and those described in Schedules 1.2(d)) included in the Assets or to which any of the Assets will be bound as of the Closing:  (i) any agreement with any Affiliate; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; (iii) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Effective Time, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets; (iv) any tax partnership agreement of or binding upon Seller affecting any of the Assets; and (v) any active area of mutual interest provisions to which the Assets are or will be subject.  To the best of Seller’s knowledge, each of the Contracts is valid and in full force and effect and is enforceable in accordance with its terms against the parties thereto.

Section 5.16                      Payments for Production.

Except as set forth on Schedule 5.16, (a) all rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable by Seller to mineral and royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been properly and timely paid, and (b) Seller is not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to sell, gather, deliver, process, or transport any gas  without then or thereafter receiving full payment therefor.

Section 5.17                      Gas Imbalances.

Schedule 5.17 accurately sets forth all of Seller’s pipeline and production imbalances and penalties as of the Effective Time arising with respect to the Assets.  Except as disclosed in Schedule 5.17 as of the Effective Time (i) no Person is entitled to receive any portion of the Seller’s Hydrocarbons produced from the Assets or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas  contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

Section 5.18                      Governmental Authorizations.

Except as disclosed on Schedule 5.18, Seller has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the operation of the Assets as currently operated (including, but not limited to, those required under Environmental Laws), the loss of which would have a Material Adverse Effect.  Except as disclosed in Schedule 5.7 or Schedule 5.18 and except as would not have a Material Adverse Effect, (i) Seller (and any of its third party contractors or Affiliates) has operated the Assets in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no notices of violation have been received by Seller, and no proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Seller. Except for the transfer approvals to be obtained post-Closing, no governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by Seller with respect to a Governmental Body in connection with the execution, delivery and performance by it of this Agreement or the transactions contemplated hereby.

Section 5.19                      Consents and Preferential Purchase Rights.

None of the Assets, or any portion thereof, is subject to any (i) preferential rights to purchase, (ii) restrictions on assignment or required third-party consents to assignment that if not obtained would result in a termination of Seller’s title to such Asset or (iii) other third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for (x) governmental consents and approvals of assignments that are customarily obtained after Closing, (y) preferential rights, consents and restrictions contained in easements, rights-of-way or equipment leases and (z) preferential rights, consents and restrictions as are set forth on Schedule 5.19.

Section 5.20                      Equipment.

The Equipment has been properly maintained in a commercially reasonable manner for the operation of the Assets consistent with prudent industry practices and remains in good working condition, without the need for material repairs.

Section 5.21                      Alien Status.

Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate alien, as those terms are defined in the Code.

Section 5.22                      Payout Balances.

Schedule 5.22 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Wells and Units subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.23                      Condemnation.

There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation, eminent domain, or the threat thereof.

Section 5.24                      Bankruptcy.

There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or any Affiliate.

Section 5.25                      Benefit Plans.

Seller does not have any obligations or liabilities under Benefits Plans that after Closing could reasonably result in the imposition of a lien upon any of the Assets.  “Benefit Plans”  means any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and any bonus or incentive compensation plan sponsored, maintained, or contributed to by Seller or any of its Affiliates for the benefit of any of the present or former directors, officers, employees, agents, consultants, or other similar representatives providing services to or for the Seller or any of its affiliates in connection with the Assets or any such plans which have been so sponsored, maintained, or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (b) workers compensation insurance, and (c) directors and officers liability insurance”.

Section 5.26                      Personnel.

(a)           Schedule 5.26 sets forth a complete list as of the date hereof of all employees and independent contractors of Seller including those that are available to be employed by Purchaser, which are employed in connection with the Assets and as to each such employee and independent contractor, the details of his/her compensation arrangement with Seller, including, if applicable, assigned customers, territory and commission, and as to each employee and independent contractor, the date and amount of his/her most recent increase in compensation;

(b)           Robert Grayson shall have entered into a consulting agreement with the Purchaser, unless his services are provided for in the Transition Agreement, the form of which is attached hereto as Exhibit D.  Subject to mutual approval with the Purchaser as to all material terms and conditions, Mr. Grayson will make himself available to consult with the Purchaser from time to time during regular business hours as reasonably requested by Purchaser during the six (6) month period following the Closing.

(c)           Seller represents that: (i) it is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board involving any employees employed in connection with the Assets; (iii) there is no labor strike, dispute, showdown or stoppage actually pending or, to the best of Seller’s knowledge, threatened against or affecting Seller; (iv) no grievance which might have a material adverse effect on Seller or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreements or from a labor union involving any employees employed by Seller in connection with the Assets is pending and no known claim therefor exists; (v) there is no collective bargaining or similar agreement binding on Seller involving any employees employed in connection with the Assets; and (vi) Seller has not experienced any work stoppage or other labor difficulty or attempts to organize employees employed in connection with the Assets by organized labor in the past three (3) years and, to the best of Seller’s knowledge, there are no facts or information that would give rise to any of the foregoing.

Section 5.27                      Investment Company.

Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

Section 5.28                      Wells.

During any period operated by Seller and during all other periods all Wells have been produced in compliance with allowables allocated thereto by the applicable Governmental Body, except such violations that would not or could not reasonably be expected to have a Material Adverse Effect on the Assets, and the Wells remain in good working condition, without the need for material repairs.

Section 5.29                      Ownership of Certain Property.

Except as listed or described on Schedule 5.29 and for assets since sold in the ordinary course of business and for the Properties, which is the subject of Article 3, Seller owns all tangible assets purported to be included in the Assets, free and clear of all liens and encumbrances.

Section 5.30                      Leases.

Except as set forth on Schedule 5.30, with respect to Leases:

(a)           the Leases have been maintained by Seller according to their terms, in compliance with all material agreements to which the Leases are subject and applicable Law;

(b)           to the knowledge of Seller, (i) no other party to any Lease is in breach or default with respect to any of its material obligations thereunder, and (ii) no Lease is not in full force and effect;

(c)           while owned by Seller, there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of Seller or, to the knowledge of Seller, with respect to any other parties; and

(d)           there are no provisions in the Leases or under any Contract or Law applicable to the Leases that increase the royalty share or Net Revenue Interest of the lessor thereunder.

Except as set forth in Schedule 5.30,  (a) there are no Leases that are subject to a fixed term of duration, and (b) there are no unfulfilled drilling obligations affecting the Leases, other than (i) obligations implied in Law and (ii) provisions requiring optional drilling as a condition of maintaining or earning all or a portion of the Lease.

Section 5.31                      Well Status.

Except as set forth in Schedule 5.31, there are no Wells located on the Leases that:

(a)           Seller is currently obligated by Law or Contract to plug and abandon; or

(b)           are subject to exceptions to a requirement to plug and abandon issued by a Governmental Body having jurisdiction over the Properties.

Section 5.32                      Suspense.

Schedule 5.32 sets forth a list of all funds held in suspense by Seller that are attributable to the Properties, a description of the source of such funds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the parties claiming such funds or to whom such funds are owed.

Section 5.33                      Environmental Compliance.

(a)           The Assets are in compliance in all material respects with all Environmental Laws and all orders or requirements of any court or federal, state, or local Governmental Body, and possess and are in compliance with all required permits, licenses, or similar authorizations.

(b)           The Assets and related operations are not subject to any existing or to Seller’s knowledge, threatened, suit, investigation, inquiry, or proceeding related to any obligation under any Environmental Law.

(c)           Seller has not, and to the best of its knowledge, its Predecessors and each third-party operator of the Assets have not, received any actual or threatened order, notice or other communication from a Governmental Body or other Person of any actual or potential violation or failure to comply with any Environmental Law in effect on the date hereof pertaining to the Assets.

(d)           None of the estates in land containing the Assets is a “Superfund” site and, to the best of its knowledge, none of the estates in land containing the Assets is being investigated or evaluated by any Governmental Body as a “Superfund” site.

(e)           There is no liability (contingent or otherwise) or violation of any applicable Environmental Law in connection with the release or threatened release into the environment of any substances, wastes or hazardous substance as a result of or in connection with such Assets or the operations related thereto.

Section 5.34                      Reserve Reports.

All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Seller or its Affiliates are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Seller or its Affiliates) supplied to Purchaser by or on behalf of Seller and its Affiliates that was material to Purchaser’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Seller in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Seller and its Affiliates prepared by such engineering firms (the "Target Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Target Reserve Report) true and correct in all material respects and Seller has no knowledge of any material errors in such information that existed at the time of such issuance, except as set forth in the Target Disclosure Schedule.  For this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.  Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Target Reserve Report that would have a Material Adverse Effect.

Section 5.35                      Financial Statements.

The Financial Statements delivered to Buyer pursuant to Section 1.5(c) have been prepared in accordance with the accounting Records of the Seller.  The Seller believes based on its knowledge that the Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading with respect to the periods covered by the Financial Statements.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the following representations and warranties as of the Effective Time and as of the Closing Date:

Section 6.1                      Existence and Qualification.

Purchaser is a corporation organized, validly existing and in good standing under the laws of the state of Nevada; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a Material Adverse Effect on Purchaser or its properties; and Purchaser is or will be duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets to be transferred to it are located.

Section 6.2                      Power.

Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement, and attached hereto as Schedule 6.2, in a form acceptable to Seller, is proof of funds necessary to close.

Section 6.3                      Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4                      No Conflicts.

The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation, by-laws, and other organizational documents of Purchaser, (ii) violate or result in breach, default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser or its Affiliates is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any law, rule or decree applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a Material Adverse Affect on Purchaser.

Section 6.5                      Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby except for and to Steve Lieberman and/or American Energy Advisors, Inc.

Section 6.6                      Litigation; Orders.

There are no actions, suits, or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Body, arbitration, or mediation against Purchaser or any subsidiary of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement. There are no Orders against Purchaser or affecting any of its assets, that would impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.

Section 6.7                      Limitation.

Except for the representations and warranties expressly made by Seller in this Agreement, or in any certificate or document furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser acknowledges that (i) there are no representations or warranties, express or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral information provided by Seller.

Section 6.8                      Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser.

Section 6.9                      Qualification.

Purchaser shall be at Closing qualified to own and assume operatorship of federal and state oil, gas, and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator.

Section 6.10                      Consents.

Except for consents and approvals for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets, there are no consents or other restrictions on assignment that any Purchaser is obligated to obtain or furnish, including, but not limited to, requirements for consents from third parties or any Governmental Body to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Purchaser.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1                      Access.

Between the date of execution of this Agreement and continuing past the Closing Date until a certified audit is completed Seller will give Purchaser and its representatives access to the Assets and access to and the right to copy, at Purchaser’s expense, the Records in Seller’s possession, for the purpose of conducting an audit of the Assets, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller.  Such access by Purchaser shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller in Seller’s sole opinion, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.  All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of Section 7.6.

Section 7.2                      Government Reviews.

Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including, but not limited to, the HSR Act, (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations, and (c) request early termination or waiver of any applicable waiting period under the HSR Act.  Each party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3                      Notification of Breaches.

Until the Closing,

(a)           Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)           Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date (other than on a specified date) shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.4                      Letters-in-Lieu; Assignments; Operatorship.

(a)           Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets on forms prepared by Purchaser and reasonably satisfactory to Seller to reflect the transaction contemplated hereby.

(b)           Seller will prepare and Seller and Purchaser will execute on the Closing Date all assignments necessary to convey to Purchaser all federal or state leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

(c)           Seller will assist Purchaser in its efforts to succeed Seller as operator of any Wells included in the Assets.  Seller makes no representation and does not warrant or guarantee that Purchaser will succeed in being appointed successor operator.  Purchaser shall promptly, following Closing, file all appropriate forms, pit permit transfers and declarations or bonds with federal and state agencies relative to its assumption of operatorship.  For all Assets, Seller shall execute and deliver to Purchaser and Purchaser shall promptly file the forms transferring operatorship of such Assets to Purchaser.

Section 7.5                      Operation of Business.

Except as set forth on Schedule 7.5, until the Closing, Seller (i) will operate its business in the ordinary course, (ii) maintain or cause to be maintained the Assets in good condition and repair, ordinary wear excepted, (iii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, commit to any operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets or make any capital expenditures related to the Assets except for matters set forth on Schedule 5.9, or terminate, materially amend, execute or extend the Contracts or any other material agreements affecting the Assets, (iv) will not enter into any contract or commitment of any kind relating to the Assets which would be binding on Purchaser after Closing and which is not being entered into in the usual regular and ordinary course and in accordance with past practices, is not on arm’s-length terms, or is with an Affiliate of Seller; (v) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in such amounts and with respect to such risks as are customarily maintained in the Oil and Gas industries, (vi) will use commercially reasonable efforts to maintain in full force and effect all Leases and Contracts, (vii) will maintain all material governmental permits and approvals affecting the Assets, (viii) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Assets except for sales and dispositions of oil and gas production and Equipment made in the ordinary course of business consistent with past practices, and (viii) do anything in furtherance of the foregoing.  Notwithstanding anything contained in this Agreement to the contrary, all proceeds received by Seller prior to Closing from the sale of surplus and inventoried Equipment shall be the property of Seller, and there shall be no adjustment to the Purchase Price for same. Purchaser’s approval of any action restricted by this Section 7.5 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period.  In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Section 7.6                      Indemnity Regarding Access.

Purchaser, on behalf of itself and the Purchaser Indemnitees, agrees to indemnify, defend and hold harmless Seller, Seller Indemnitees, the other owners of interests in the Assets, and all such Persons’ stockholders, unitholders, members, officers, directors, managers, employees, agents, advisors and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to access to the Assets by the Purchaser Indemnitees, the Records and other related activities or information prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents or representatives, excluding, however, any claims, liabilities, losses, costs or expenses caused by the gross negligence or willful misconduct of any indemnified person.

Section 7.7                      Consents and Preferential Rights.

Should a third party fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, subject to the remaining provisions of this Section 7.7, such Assets shall be included in the transaction at Closing and the following procedures shall be applicable:

(a)           The Conveyance from Seller to Purchaser of the Assets affected by such preferential rights shall be delivered into a mutually agreeable escrow together with the Allocated Value of the affected Assets.  Purchaser shall take beneficial possession of the affected Assets and be entitled to all production, income, proceeds, receipts and credits to which Purchaser would be entitled under Section 11.1, and shall indemnify Seller against any matters for which Purchaser would be liable under the terms of Section 11.2 with respect to the affected Assets.  Title to the affected Assets shall not transfer, and the Conveyance shall not be released from escrow, until such preferential right to purchase has been waived or has expired.

(b)           Seller shall, at its sole expense, continue to use commercially reasonable efforts to obtain the waiver of the preferential rights and shall continue to be responsible for the compliance therewith.

(c)           Should the holder of the preferential right exercise same, Purchaser and Seller agree to cause the affected Assets to be transferred to such holder on the terms and provisions set out herein and in the applicable preferential right provision, and the Allocated Value will be released from escrow to Purchaser.  In the event that the Allocated Value is placed in an interest bearing escrow account, any accrued interest will be paid to Purchaser.  It is further agreed that the cost, expense or any other charge of the escrow agent, if any, will be paid from the Allocated Value prior to release.  In such event, Seller shall be entitled to retain the consideration paid by the third party.

(d)           If the restriction is waived or removed or if the time limit otherwise set forth relating to the preferential right expires, Seller and Purchaser shall take all action necessary to (i) ensure that the affected Assets are promptly conveyed out of escrow to Purchaser, and (ii) the Allocated Value will be released from escrow to Seller.  In the event that the Allocated Value is placed in an interest bearing escrow account, any accrued interest will be paid to Purchaser.  It is further agreed that the cost, expense or any other charge of the escrow agent, if any, will be paid from the Allocated Value prior to release.

(e)           Once the provisions of subparagraph (d) above are satisfied and all obligations in connection therewith have been fulfilled, the Closing shall be deemed to have occurred for all purposes hereunder with respect to the affected Assets.

Should any third party bring any suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce preferential rights prior to the Closing, the Assets affected by such suit, action or other proceeding shall be excluded from the Assets transferred at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded Assets.  Promptly after the suit, action or other proceeding is dismissed or settled or a judgment is rendered, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all such Assets not being sold to the third party for a purchase price equal to the Allocated Value of such Assets, adjusted as provided in Section 2.2.

Section 7.8                      Tax Matters.

(a)           Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes (other than ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time at or prior to Effective Time, including without limitation income Taxes arising as a result of the gain recognized on the transfer of the Assets.  Purchaser shall be responsible for all such Taxes attributable to any period of time after the Effective Time.  Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes).  If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns due on or before September 1, 2010(including any extensions requested).  Seller shall deliver to Purchaser within (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to the Assets and any supporting documentation provided by Seller to taxing authorities.

(b)           Purchaser agrees to cooperate (at no cost or liability to Purchaser) with Seller so that Seller’s transfer of the Assets to Purchaser shall, at Seller’s election, be accomplished in a manner enabling the transfer of all or part of the Assets to qualify as a part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Code.  If Seller so elects, Purchaser shall reasonably cooperate with Seller to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Purchaser agrees that Seller may assign its rights (but not its obligations) under this Agreement to an escrow agent acting as a qualified intermediary under United States Treasury Regulations, to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code.

Section 7.9                      Additional Surface Contracts; Transfers.

(a)           To the extent not provided by any Surface Contract provided on Schedule 1.2(e), upon the written request of Purchaser, Seller shall execute and deliver, and Seller shall (or shall cause its Affiliates to) execute and deliver, to Purchaser (or its designees) one or more site-specific additional Surface Contracts (“Additional Surface Contracts”, and collectively “Surface Contracts”) covering portions of the surface estate overlying the Assets and included within surveyed locations for specific drill sites listed on Exhibits A and A-1 and related facilities and infrastructure, which are owned or leased by Seller or an Affiliate as of the date hereof, in substantially the form agreed to by the parties.  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to restrict Purchaser’s common law or statutory rights to use the surface overlying the Assets as an incident or right appurtenant to the Assets acquired by it under this Agreement.

(b)           Seller shall not sell, assign, or otherwise transfer, and Seller shall cause its Affiliates not to sell, assign or otherwise transfer, any of its interest in the surface estate overlying the Assets (to the extent such interest is not included in the Assets) that are owned or leased by Seller or an Affiliate as of the date hereof, except by a recordable instrument which makes such sale, assignment or other permanent transfer under and subject to the obligation to enter into a Surface Contract, consistent with the terms hereof, with Purchaser (or its designee).

Section 7.10                      Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.11                      Confidentiality and Publicity.

(a)           Any non-public information that either party may obtain from the other in connection with this Agreement shall be confidential.  Each party shall keep confidential any non-public information that such party may receive from another party unrelated to the Assets transferred hereunder. All information that a party is required to keep confidential pursuant to this Section shall be referred to as “Confidential Information.”

(b)           Each party shall not disclose any Confidential Information to any other Person (other than its Affiliates and its Affiliates’ directors, officers, employees, agents, and the representatives of its advisers and lenders, in each case, whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby, in which case such party shall be responsible for any breach by any such Person) or use such information to the detriment of the other; provided that:

(i)           such party may use and disclose any Confidential Information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section 7.11) or which, to its knowledge, rightfully has come into the possession of such Party (other than from the other Party); and

(ii)           to the extent that such Party may, in the reasonable judgment of its counsel, be compelled by any court or other legal tribunal (“Legal Requirements”) to disclose any of such information, such Party may disclose such information if it has used commercially reasonable efforts, and has afforded the other the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

(c)           In the event of termination of this Agreement by mutual agreement of the Parties as provided in Article 10:

(i)           the obligation set forth in this Section 7.11 shall continue for a period of two (2) years after such termination; and

(ii)           each party shall return to the other or destroy, and shall retain no copies of, any documents, work papers or other materials obtained by such party or on its behalf from the other, whether so obtained before or after the execution of this Agreement.  Upon the request of the other party, the receiving party shall provide a certificate signed by an authorized officer verifying compliance with this subsection.

(d)           Each party shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements concerning this Agreement and the transactions contemplated hereby.  The party making the release or public announcement shall provide a draft of the proposed release or public announcement relating to the transaction contemplated by this Agreement to the other party at least two (2) Business Days prior to issuing such release or making such announcement. Except as required by applicable Legal Requirements or by any national securities exchange or quotation system, neither party shall make any such release, announcement or statement without the prior written consent and approval of the other, which shall not be unreasonably withheld. Each party shall each respond promptly to any such request for consent and approval.

(e)           Upon request by either party and as necessary in fulfilling their obligations under this Agreement, the parties agree that each party, including all of its agents, employees, contractors, officers, directors, consultants, and advisors, will execute and deliver separate confidentiality agreements with the other party whereby, among other things, such party will agree to maintain all information strictly confidential and shall not disclose any information to any Affiliates (including its agents, employees, contractors, officers, directors, consultants, and advisors), any Governmental Body, or any third Persons as designated by the requesting party.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1                      Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Purchaser shall be true and correct in all respects (including representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that are made as of or refer to a specified date need only be true and correct on and as of such specified date), except in all cases for such breaches, if any, as would not have a Material Adverse Effect;

(b)           Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           Pending Litigation.  No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of preferential purchase rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.7;

(d)           Deliveries.  Purchaser shall have delivered to Seller duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Purchaser under Section 9.3;

(e)           Title Defects, Casualty or Condemnation and Environmental Liabilities.  The aggregate amount of (i) all Title Defect Amounts for Title Defects covered by Section 3.4(c)(i) and (ii) as determined under Article 3, (ii) the aggregate amount of losses from casualties to the Assets and takings of Assets as determined under Section 3.6, and (iii) the aggregate amount of adjustments to the Purchase Price for Environmental Liabilities covered by Section 4.4(a) and (b);

(f)           Payment.  Purchaser shall be ready and able to pay the Closing Payment (as defined in Section 9.4 (a)).

Section 8.2                      Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Seller shall be true and correct in all respects (including representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that are made as of or refer to a specified date need only be true and correct on and as of such specified date), except in all cases for such breaches, if any, as would not have a Material Adverse Effect;

(b)           Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement and operated its business in  the ordinary course prior to or on the Closing Date;

(c)           Pending Litigation.  No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of preferential purchase rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.7;

(d)           Deliveries.  Seller shall be ready and able to deliver to Purchaser duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Seller under Section 9.2;

(e)           Title Defects, Casualty or Condemnation and Environmental Liabilities.  The aggregate amount of (i) all Title Defect Amounts for Title Defects covered by Section 3.4(c)(i) and (ii), as determined under Article 3, (ii) the aggregate amount of losses from casualties to the Assets and takings of Assets as determined under Section 3.6, and (iii) the aggregate amount of adjustments to the Purchase Price for Environmental Liabilities covered by Section 4.4(a) and (b), shall not exceed an amount equal to  fifteen percent (15%) of the Purchase Price.

ARTICLE 9

CLOSING

Section 9.1                      Time and Place of Closing.

(a)           Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Mahaffey & Associates, 4 San Joaquin Plaza, Suite 320, Newport Beach, CA 92660 at 9:00 a.m., local time, (i) on or before December 31, 2010, or (ii) if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 10.  If Closing occurs mid-month, operatorship of the Properties shall be transferred to Purchaser at the end of the month in which Closing occurs.

(b)           The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2                      Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)           Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)           assignments, on appropriate forms, of state and of federal Leases covering all of the Assets, duly executed by Seller;

(c)           letters-in-lieu of transfer orders covering all of the Assets that are provided by Purchaser pursuant to Section 7.4, duly executed by Seller;

(d)           a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that to the best of its knowledge the conditions set forth in Sections 8.1(a), 8.1(b) and 8.1(c) have been fulfilled;

(e)           Except as otherwise provided, all consents required to be obtained by Seller hereunder to transfer all of the Assets, subject to adjustment of the Purchase Price;

(f)           an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(g)           possession of all Assets, including the Contracts, Surface Contracts, Equipment, and Records, to the extent not otherwise provided above; and

(h)           Any Additional Surface Contracts requested by Purchaser under Section 7.9, duly executed by Seller or its Affiliate.

(i)           Accounting data and Records necessary to enable the Purchaser to audit the Financial Statements.

Section 9.3                      Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)           a wire transfer of the Closing Payment in same-day funds;

(b)           Conveyance of the Assets, duly executed by Purchaser;

(c)           letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(d)           a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections Section 8.1(a), 8.2(b) and 8.2(c) have been fulfilled;

(e)           Except as otherwise provided, all consents required to be obtained by Purchaser hereunder to transfer all of the Assets;

(f)           Employment or contractor agreement(s), in the form set forth as Exhibit C, as agreed to between the parties and individual Personnel regarding the Personnel transferred to Purchaser as part of the Assets; and

(g)           Form of Transition Services Agreement, as set forth as Exhibit D.

Section 9.4                      Closing Payment and Post-Closing Purchase Price Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2.  The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)           As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement.  Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such Statement.  The parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred fifty (150) days after the Closing Date.

In the event that the parties cannot agree on the final Adjusted Purchase Price within one hundred fifty (150) days after closing, such determination will be automatically referred to an Independent Expert of the parties choosing with at least ten (10) years of oil and gas accounting experience for arbitration.  If the parties are unable to agree upon an Independent Expert, then such Independent Expert shall be selected by any Federal District Court Judge or State District Court Judge in Orange County, California.  The burden of proof in the determination of the Adjusted Purchase Price shall be upon Purchaser.  The Independent Expert shall conduct the arbitration proceedings in Santa Ana , California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The Independent Expert’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal.  In determining the proper amount of any adjustment to the Purchase Price, the Independent Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Each party shall bear one-half of the costs and expenses of the Independent Expert.  Within 10 days after the date on which the parties or the Independent Expert, as applicable, finally determines the disputed matters, (i) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.  Any post-closing payment pursuant to this Section 9.4 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate.

(c)           All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller pursuant to the wiring instructions reflected in Schedule 9.4(c).  All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10

TERMINATION

Section 10.1                      Termination.

This Agreement shall be terminated:  (i) at any time prior to Closing by the mutual prior written consent of Seller and Purchaser; (ii) by Purchaser or Seller if Closing has not occurred on or before 4:00 PM (Pacific Standard Time), on December 31, 2010; (iii) by Purchaser if any condition set forth in Section 8.2 has not been satisfied at Closing or (iv) by Seller if any condition set forth in Section 8.1 has not been satisfied at Closing.

Section 10.2                      Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, except as set forth in this Section 10.2 and in Section 1.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.4, 5.5, 6.5, 7.1, 7.6, 7.11 and 12.4 which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1(ii) shall not relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing.

Section 10.3                      [Intentionally left blank].

Section 10.4                      Specific Performance.

Except as otherwise provided in Article 10, the parties recognize that their rights under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by applicable law so long as the party seeking such relief is prepared to consummate the transactions contemplated hereby.  The parties hereby agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. The parties waive any requirement (i) for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief and (ii) the defense that the party moving for such relief has an adequate remedy at law, but the parties do not waive the requirement of such moving party to prove all other elements of any such temporary or permanent award or injunctive, mandatory or other equitable relief and all other defenses and objections of the non-moving party are preserved.

ARTICLE 11

POST-CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1                      Receipts.

Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows:  (a) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same to Purchaser within ten business (10) days, and (b) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same to Seller within ten business (10) days.

Section 11.2                      Assumption and Indemnification.

(a)           Without limiting Purchaser’s rights to indemnity under this Article 11, on the Closing Date Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, solely for such obligations or liabilities that arose after the Effective Time, including, but not limited to, obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, gas balancing obligations, obligations to pay working interests, royalties, overriding royalties and other interests held in suspense and obligations to plug wells and dismantle structures, and to restore and/or remediate the Assets in accordance with applicable agreements and Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that Assumed Seller Obligations do not include and Purchaser does not assume any obligations or liabilities of Seller to the extent that they are:

(i)           attributable to or arise out of the Excluded Assets;

(ii)           attributable to or arise out of the actions, suits or proceedings, if any, set forth on part (a) of Schedule 5.7;

(iii)           the continuing responsibility of the Seller for which Seller is required to indemnify Purchaser under this Article 11;

(iv)           caused by or arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements that survive the Closing; or

(v)           caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 5 of this Agreement or in the certificate delivered by Purchaser at the Closing pursuant to Section 9.2(d), but excepting in each case Damages against which Purchaser would be required to indemnify Seller under Section 11.2(b) at the time the claim notice is presented by Seller.

(b)           Purchaser shall indemnify, defend and hold harmless Seller Indemnitees from and against all Damages incurred or suffered by Seller Indemnitees:

(i)           caused by or arising out of or resulting from the Assumed Seller Obligations;

(ii)           caused by or arising out of or resulting from the ownership, use or operation of the Assets after the Effective Time;

(iii)           caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements that survive the Closing; or

(iv)           caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(c), but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 11.2(c) at the time the claim notice is presented by Purchaser.

(c)           Seller shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by Purchaser caused by or arising out of or resulting from (i) those obligations and liabilities described in Sections 11.2(a)(i) through 11.2(a)(v), and (ii) claims made relating to any services rendered by Steve Lieberman and/or American Energy Advisors, Inc. prior to the Effective Time on behalf of the Seller and/or the Assets and/or any failure to disclose Steve Lieberman’s ongoing relationship with the Purchaser after the Effective Time; however Seller shall not indemnify Purchaser from any claims made relating to the Reserve Reports set forth in Section 5.34 herein.

(d)           Claims for Property Costs shall be exclusively handled pursuant to the Purchase Price adjustments in Section 2.2, and shall not be subject to indemnification under this Section 11.2.

(e)           “Damages”, for purposes of this Article 11, shall mean the amount of any actual liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any Governmental Body, administrative proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Section 11.2 for, and “Damages” shall not include, (i) loss of profits or other consequential damages suffered by the party claiming indemnification, or any punitive damages, (ii) any liability, loss, cost, expense, claim, award or judgment that does not individually exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00), and (iii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Party after the Effective Time.

(f)           The indemnity of each party provided in this Section 11.2 shall extend to each party’s present and former Affiliates, successors and permitted assigns, and its and their stockholders, unit-holders, members, directors, managers, officers, employees, agents and representatives; provided however any claim for indemnity can only be asserted by Purchaser or Seller.

Section 11.3                      Indemnification Actions.

All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a)           For purposes of this Article 11, the term “Indemnifying Party” when used in connection with particular Damages shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Damages pursuant to this Article 11, and the term “Indemnified Party” when used in connection with particular Damages shall mean the party or parties having the right to be indemnified with respect to such Damages by another party or parties pursuant to this Article 11.

(b)           To make claim for indemnification under Article 11, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have fourteen (14) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such fourteen (14)-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.  The failure to provide notice to the Indemnified Party shall be deemed to be acceptance and admission of liability.

(d)           If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.3(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)           In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages.  If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Party hereunder.

(g)           Any liability for indemnification with respect to a Claim shall be satisfied first from the Cash Escrow Amount and if not satisfied, from the Seller’s own funds.

(h)           The parties agree to treat any indemnity payment made pursuant to this Article 11 as an adjustment to the Purchase Price for all purposes, including federal, state, local and foreign income Tax purposes.

Section 11.4                      Limitation on Actions.

(a)           All representations and warranties of Seller and Purchaser contained herein shall survive until one year after the Closing Date (including both the Closing Date and such one year in the calculation of the one year; provided, however, that the representations and warranties contained in Sections 5.8, 5.14 and 5.33 shall survive until the expiration of the applicable statute of limitations period.  The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing until fully performed.  The affirmations of representations, warranties, covenants and agreements contained in the certificate delivered by each party at Closing pursuant to Sections 9.2(d) or 9.3(c), as applicable, shall survive the Closing as to each representation, warranty covenant and agreement so affirmed for the same period of time that the specific representation, warranty, covenant or agreement survives the Closing pursuant to this Section 11.4.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration or termination date.

(b)           The indemnities in Sections 11.2(b)(iii) and 11.2(b)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.  Purchaser’s indemnities in Sections 11.2(b)(i) and 11.2(b)(ii) shall continue without time limit.  The indemnities in Sections 11.2(a)(iv) and 11.2(a)(v) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.  Seller’s indemnities in Sections 11.2(a)(i), 11.2(a)(ii)  and 11.2(a)(iii) shall continue without time limit.

Section 11.5                      Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyances in the appropriate counties as well as the appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.

Section 11.6                      Independent Investigation.

Purchaser represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets.  Accordingly, Purchaser acknowledges that Seller has not made, and Seller hereby expressly disclaims and negates any representation or warranty (other than those express representations and warranties made in this Agreement, certificates and Conveyances), express, implied, at common law, by statute or otherwise, relating to the Assets.

Section 11.7                      Independent Representation.

Each party to this Agreement acknowledges that it has been advised by and consulted with an attorney of its choice with regard to the negotiation of and decision to execute this Agreement prior to signing it.  Each party acknowledges that it has consulted with the attorneys listed for notice in Section 12.2 below.

ARTICLE 12

MISCELLANEOUS

Section 12.1                      Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2                      Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Grayson Services, Inc.
c/o BG Operations
4004 South Enos Lane
Bakersfield, CA 93314
Attention: Bob Grayson
Telephone: (661)589-2955
Email: rivalwellservice@aol.com

With a copy to:	Mahaffey & Assoc.. PLC
4 San Joaquin Plaza, Suite 320
Newport Beach, CA 92660
Attention: Doug Mahaffey;
Dougm@mahaffeylaw.com
If to Purchaser:	Consolidation Services, Inc
2300 W. Sahara Ave., Suite 800
Las Vegas, NV 89102
Attention: Gary Kucher
(702) 949-9449
Gary.Kucher@CSI-Energy.net
With a copy to:	Phillips Nizer LLP
666 Fifth Avenue, 28th Floor
New York, NY 10103
Attention: Elliot H. Lutzker
Tel: 212-841-0707
E-mail: elutzker@phillipsnizer.com

Either Party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3                      Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Seller shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby.  Seller will determine, and Purchaser agrees to cooperate with Seller in determining, sales tax, if any, that is due in connection with the sale of Assets and Seller agrees to pay any such tax at or following Closing.  If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Seller will timely furnish to Purchaser such certificate or evidence.

Section 12.4                      Expenses.

Except as provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5                      Change of Name.

Unless otherwise authorized by Seller in writing, as promptly as practicable, but in any case within sixty (60) days after the Closing Date, Purchaser shall eliminate the lessee’s name on the conveyed leases and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6                      Replacement of Bonds, Letters of Credit and Guarantees.

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Bodies and relating to the Assets may be transferable to Purchaser.  Within sixty (60) days following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.

Section 12.7                      Governing Law; Arbitration.

This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws otherwise applicable to such determinations.  The parties hereto agree that any controversy arising out of or relating to this Agreement, including any modification or amendment thereof, shall be resolved by arbitration, by a single arbitrator pursuant to the JUDICIAL ARBITRATION MEDIATION SERVICES (JAMS) rules of procedure for arbitration located in Orange California, The venue for arbitration shall be at a convenient JAMS location with an agreed arbitrator in Orange County, California.  The parties consent to the application of the and to the jurisdiction of the Supreme Court of the State of California, for Orange County, California, for judgment on an award and for all other purposes in connection with said arbitration. Judgment upon the written award rendered may be entered by any Court having jurisdiction. Any provisional remedy which, but for this provision to arbitrate disputes, would be available at law, shall be available to the parties hereto pending the final award of the arbitrator.

Section 12.8                      Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9                      NO JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSFER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.10                                Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.11                                Assignment.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.  For purposes of this Section, any change in control of Seller or Purchaser shall not constitute an assignment by it of this Agreement.

Section 12.12                                Severability.

Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

Section 12.13                                Entire Agreement.

This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.14                                Amendment.

(a)           This Agreement may be amended or modified only by an agreement in writing executed by both parties.

(b)           No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.15                                No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 11.2(f).

Section 12.16                                Tax Consequences.

No party to this Agreement makes any representation or warranty, express or implied, with respect to the tax implications of any aspect of this Agreement on any other party to this Agreement, and all parties expressly disclaim any such representation or warranty with respect to any tax implications arising under this Agreement. Each party has relied solely on its own tax and legal advisors with respect to the tax implications of this Agreement.

Section 12.17                                References.

In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article or Section means an Article or Section of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f)           “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.18                                Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.  Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 12.19                                Limitation on Damages.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO EITHER PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY PUNITIVE OR CONSEQUENTIAL DAMAGES TO A THIRD PARTY THAT IS NOT AN INDEMNIFIED PARTY.

ARTICLE 13

DEFINITIONS

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreed Interest Rate” shall mean simple interest computed at the rate of the prime interest rate as published in the Wall Street Journal.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocated Value” has the meaning set forth in Section 2.3.

“Assessment” has the meaning set forth in Section 4.1.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.2(a).

“Benefit Plans” has the meaning set forth in Section 5.25.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Claim” has the meaning set forth in Section 11.3.

“Claim Notice” has the meaning set forth in Section 11.3.

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” has the meaning set forth in Section 2.3.

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(c).

“Cure Period” has the meaning set forth in Section 3.4(b).

“Damages” has the meaning set forth in Section 11.2(e).

“Defensible Title” has the meaning set forth in Section 3.2.

“Effective Time” has the meaning set forth in Section 1.4.

“Environmental Claim Date” has the meaning set forth in Section 4.2.

“Environmental Deductible” has the meaning set forth in Section 4.5.

“Environmental Consultant” has the meaning set forth in Section 4.1.

“Environmental Defect Notice” has the meaning set forth in Section 4.3.

“Environmental Laws” means, as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (the “Clean Water Act”); the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629 (“TSCA”); the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Effective Time of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing, including but not limited to the Colorado Oil and Gas Conservation Commission, the Wyoming Oil and Gas Conservation Commission and all other Colorado and Wyoming governmental subdivisions with authority over environmental matters.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time .

“Equipment” has the meaning set forth in Section 1.2(e).

“ERCs” mean any and all aspects, claims, characteristics or benefits related to the production, use, capture, flaring, burning, fueling, storage or sequestration of, greenhouse gas emissions (“GHG”) produced from the lands containing the Oil and Gas Interests that are capable of being measured, verified or calculated, and which can produce credits, benefits, offsets, reductions, or allowances, howsoever entitled, or are otherwise capable of being recognized under an Applicable Program. Without limiting the generality of the foregoing, ERCs include those environmental or greenhouse gas emission reduction credits or allowances based on the production, sale, use or flaring of GHG produced from the lands containing the Oil and Gas Interests in lieu of venting such GHG to the atmosphere or otherwise disposing of or using such gases, resulting in the voluntary reduction in emissions to levels of control recognized by an Applicable Program. ERCs also include any action relating to GHG produced from the lands containing the Oil and Gas Interests that would be recognized as beneficial or of value in the event that any Governmental Authority imposes any tax, levy surcharge or other imposition on emissions of air pollutants, including greenhouse gases, or on products or services that are related to such emissions, including, without limitation, any “carbon tax.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 1.3.

“GHG” means all greenhouse gas emissions, including methane, carbon dioxide, and similar gasses and other hydrocarbons of whatever quality or quantity normally within, produced, or emitted from the Assets that are capable of being used for ERC.

 “Governmental Authorization” has the meaning set forth in Section 5.18.

“Governmental Body” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or  any combination thereof and sulphur extracted from hydrocarbons.

“Indemnified Party” has the meaning set forth in Section 11.3.

“Indemnifying Party” has the meaning set forth in Section 11.3.

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Material Adverse Effect” means any adverse effect on the ownership, operation or value of  the Assets, as currently operated, which is material to the ownership, operation or value of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions or changes in laws or in regulatory policies.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.

“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made or rendered by any arbitrator, court or other Governmental Body.

 “Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Properties” and “Property” have the meanings set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnitees” shall mean Purchaser, its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors, assigns, contractors and subcontractors.

“Records” has the meaning set forth in Section 1.2(h).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitees” shall mean Seller, its officers, managers, members, employees, agents, representatives, Affiliates, subsidiaries, successors, assigns, contractors and subcontractors.

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Tax Returns” has the meaning set forth in Section 5.8.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding Taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” means except for Permitted Encumbrances, (i) Seller’s title to the Wells and Units shown on Exhibit A-1 as of the Effective Time is not Defensible Title, (ii) a Well shown in Exhibit A-1 in which Seller has an interest by virtue of its ownership of the Leases and/or Units is not drilled and completed within the boundaries of such Leases and/or Units or within the limits otherwise permitted by contract, pooling, unitization agreement or communitization order, and by Law, (iii) the Assets are subject to an agreement that will be binding on Purchaser that grants to a Person a call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons produced from the Wells at a price other than current market prices, or (iv) a Lease is not in force and effect.

“Title Defect Amount” has the meaning set forth in Section 3.4(c)(i).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Units” has the meaning set forth in Section 1.2(c).

“Wells” has the meaning set forth in Section 1.2(b).

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

GRAYSON SERVICES, INC.

By: /s/ Robert Grayson, Sr.
Name:  Robert Grayson, Sr.
Title:  President

SELLER:

RMR HOLDINGS, LLC

By: /s/ Mario Perea
Name:  Mario Perea
Title:  Partner

PURCHASER:

CSI ENERGY, INC.

By: /s/ Gary Kucher
Name:  Gary Kucher
Title:    President